                                                                             V80

                                        New England Variable Life
                                        Insurance Company

Flexible Purchase Payment Deferred Variable Annuity Contract


Annuitant
John Alden


Contract Number
Specimen

New England Variable Life Insurance Company Agrees to pay monthly income to the Annuitant under the Payment Option shown in Section 1 starting on the Maturity Date unless Death Proceeds or full Surrender Proceeds have been paid; and to provide the other rights and benefits of the Contract

These agreements are subject to all of the provisions of the Contract.

Signed on the Date of Issue for the Company at its Administrative Office,
501 Boylston Street
Boston, MA 02117


Robert A. Shafto
/s/
President


Flexible Purchase Payment Deferred Variable Annuity Contract

 .    Monthly income is payable starting on the Maturity Date.

 .    The Death Proceeds are payable if an Owner dies before the Maturity Date, unless the contract is in force under a Payment Option or is continued under the Continuation provision. (See Death Proceeds provision in Section 8.)

 .    Purchase payments can be paid to the Company before the Maturity Date, before Death Proceeds are paid, and before full surrender, subject to the Amount and Frequency provision in Section 3.

 .    Purchase payments can be increased or decreased from time to time, subject to the Amount and Frequency provision in Section 3.

Please Read Your Contract Carefully

This is a legal contract between you and the Company.

Monthly payments and other values provided by this Contract, when based on the investment performance of a separate investment account, are variable; they are not guaranteed as to dollar amount.

Ten Day Right to Return the contract
When the Contract is issued, you have 10 days after you receive it from the Company to review it. Within those 10 days, you can return the Contract to the Company or its Agent for any reason. If you return the Contract: any Contract Value on the date you return the Contract will be paid to you; and the Contract will be cancelled from the start.

Contract Provisions                        Alphabetical Guide

Section                        Section
 1     Contract Schedule          6  Accumulation Units
 2     Contract                   6  Accumulation Unit Value
 3     Purchase Payments          8  Amount of Variable
 4     The Variable Account          Monthly Payments
 5     The Fixed Account          6  Annual Administration Fee
 6     Contract Value             7  Annuitant, Contingent
 7     Owner, Beneficiary and     8  Annuity Unit
       Contingent Annuitant       8  Annuity Unit Value
 8     Payment of Benefits        7  Assignments
 9     Payment Options            8  Assumed Interest Factor
10     Variable Payment Option    8  Assumed Interest Rate
       Tables                     7  Beneficiary
 .      Riders, if any             8  Benefits, Payment of
 .      Copy of the Application    4  Change of Eligible Funds
 .      Amendments and             2  Claims of Creditors
       Endorsements               6  Contingent Deferred
                                     Sales Charges
                                  7  Contingent Annuitant
                                  2  Contract
                                1,2  Contract Date
                                  6  Contract Value
                                  8  Death Proceeds
                                  5  Fixed Account
                                  9  Fixed Payment Options
                                1,8  Maturity Date
                                  8  Maturity Proceeds
                                  6  Net Investment Factor
                                  3  Net Purchase Payments
                                  4  New England Zenith Fund
                                  7  Owner
                                  2  Periodic Reports
                                  3  Purchase Payments
                                  1  Schedule, Contract
                                  8  Continuation
                                  4  Sub-accounts
                                  6  Surrender of the Contract
                                  7  Suspension of Payments
                                  4  Transfer Option
                                  6  Valuation Dates
                                  6  Valuation Periods
                                 10  Variable Payment Option Tables
                                  9  Variable Payment Options

                                        New England Variable Life
                                        Insurance Company

1.  Contract Schedule

Owner and Beneficiary As named in the application or as later changed. See the Owner and Beneficiary Section of the Contract.

Contract Number         Annuitant's Sex         Annuitant's Date of Birth
Specimen                Male                    December 1, 1959


Contract Date                 Date of Issue             Maturity Date
December 1, 1994              December 1, 1994          December 1, 2054

Payment Option at Maturity
Variable Life Income, 10 Years Certain

Total Purchase Payments Per Year
                 Based on the Purchase Payment Mode and Amount
                 Shown in the Application: $1,000.00

Maximum Contingent Deferred Sales Charge (See Section 6): Each purchase payment is subject to a Charge for 7 years from the date the payment is received by the Company.

       During Year             Charge
       1                       7.0%
       2                       6.0%
       3                       5.0%
       4                       4.0%
       5                       3.0%
       6                       2.0%
       7                       1.0%
       Thereafter                0%



Contingent Annuitant. As named in the Application or as later changed. See the Contingent Annuitant provision in Section 7.

H. James Wilson
/s/
Secretary

2.  Contract

The Contract
This Annuity Contract is a legal contract between the Owner of the Contract (called "you") and New England Variable Life Insurance Company (called the "Company"). The Contract, which includes the attached Application, is the entire contract between you and the Company. All Riders are listed in Section 1. A change in or waiver of the provisions of the Contract must be signed by the President or the Secretary of the Company to be valid.

Payments Under the Contract
All Contract amounts are in dollars of the United States of America. Payments by the Company under the Contract will be made from the Administrative Office of the Company.

Dates
Contract years, months and anniversaries are all measured from the Contract Date. The Contract Date is shown in Section 1.

Claims of Creditors
The Contract and payments under it will be exempt from the claims of creditors to the extent allowed by law.

Not Contestable
This Contract is not contestable.

Periodic Reports
The Company will send you an annual report which will show: the number of Accumulation Units, if any, standing to the credit of the Contract; the applicable Accumulation Unit Values; the Contract Value; and any other information required by law or regulation.

The Company will send you all reports required by applicable laws and regulations.

Expense and Mortality Experience
Regardless of the Company's expense and mortality experience, the charges specified in this Contract will not be increased.

Annuity Contract
The Company reserves the right to make any change to the provisions of this Contract to comply with or give the Owner or Beneficiary the benefit of any federal or state law, rule or regulation. This includes, but is not limited to, requirements for annuity contracts under the Internal

Revenue Code (for example, the requirements for distribution on the death of a holder) or the laws of any state.

3.  Purchase Payments

Payment
Purchase payments are your payments to the Company for the Contract. Payments are to be made at the Administrative Office of the Company. A receipt for payment signed by the Secretary of the Company will be given on request. The Contract will not be in force until the first purchase payment is paid. Following payment of the first purchase payment, the Contract will be in force by its terms; and failure to make subsequent purchase payments will not cause the Contract to lapse.

The premium for any Rider is not a purchase payment for the Contract and is payable in addition to the purchase payment.

Amount and Frequency
Your purchase payments can be made in any amounts, except that:

 .    No payment can be less than $250 except with the consent of the Company;
     and

 .    The Company reserves the right to limit purchase payments in any contract year to three times the amount per year shown, if the Purchase Payment Amount in Section 1 is shown as an amount per year; and

 .    The Company reserves the right to limit purchase payments to the Purchase
     Payment Amount, if the Purchase Payment Amount in Section 1 is shown as a Single Payment.

No payment can be made:

 .    Within seven years of the Maturity Date; or

 .    After a living Owner is age 86; or

 .    After the Annuitant is age 86, if the Contract is not owned by a person; or

 .    If the Contract is being continued under Beneficiary Continuation; or

 .    If the Contract is in force under a Payment Option.

You can arrange for purchase payments to be scheduled on dates which are the first day of annual, semi-annual, or quarterly payment periods, or at any other frequency agreed to by the Company.

Net Purchase Payments
A net purchase payment is equal to:

 .    The purchase payment paid;
               LESS

 .    Any applicable state premium tax.

(See the State Premium Tax Charge provision of Section 6.)

4.   The Variable Account

New England Variable Annuity Separate Account
The New England Variable Annuity Separate Account (called "the Account") is a separate investment account established by the Company in accordance with Delaware law. The assets of the Account are owned by the Company. The assets of the Account will be used to provide values and benefits under this Contract and similar contracts, but the Account is not chargeable with liabilities arising out of any other business the Company may conduct.

Sub-Accounts
The Account consists of sub-accounts, each of which is invested in shares of one series of the New England Zenith Fund or its successor or any other investment company in which the Account is invested. Shares of a series are purchased for a sub-account at their net asset value.

The Contract's first investment in the Account will be made as of the latest of:

 .    The Contract Date;

 .    The date the first purchase payment is received by the Company at its
     Administrative Office; and

 .    The effective date of the election of a sub-account.

Each future net purchase payment allocated to the Account will be applied as of the date it is received by the Company at its Administrative Office. Each transfer to a sub-account will be applied as of the date the transfer request is received by the Company at its Administrative Office. (See Transfer Option provision.)

Each distribution of income, dividends and capital gains from a series to the Account will be reinvested for the benefit of the owners of the contracts at net asset value in shares of the series which made the distribution.

The Contract Value at any time cannot be allocated among more than 10 sub-accounts, except with the consent of the Company; and the Fixed Account will be counted in the limit of 10.

The values of a contract depend on: the investment performance of the series in which the sub-accounts are invested; and the interest credited to the Fixed Account. You bear the investment risk for amounts invested in the sub-accounts for your Contract.

Election of Sub-Accounts
You elect the sub-accounts in which the Contract Value is invested. The series that are available as of the Date of Issue are listed in the then current prospectus for the Account.

Change in Series
The Company can add or remove series as sub-account investments as permitted by law. When a change is made, the Company will send you: a revised prospectus for the Account which will describe all of the series then available under the Contract in the New England Zenith Fund or its successor or any other investment company in which the Account is invested; and any notice required by law.

When a series is removed, the Company has the right to substitute a different series in which the sub-account will then invest the value of the removed series.

Transfer Option
You can transfer the Contract's existing share of a sub-account to or from a sub-account or the Fixed Account, subject to the Company's published rules for transfers. While the Contract is in force other than under a Payment Option, the Company reserves the right to: limit the number and amount of transfers in each contract year; and to charge a fee for transfers. While a Variable Payment Option is in effect, transfers of existing shares of a sub-account will be subject to a limit of 1 in each contract year, except with the consent of the Company. Requests for transfers can be made in writing or by telephone. The Company is not responsible for the authenticity of transfer instructions received by telephone.

Rights Reserved by the Company
The Company reserves the right to take certain actions subject to compliance with law and, if required, the approval of the owners of the contracts. These actions are: (a) to create new investment accounts; (b) to combine any two or more separate investment accounts, including the Account; (c) to invest the assets of the Account other than in the New England Zenith Fund; (d) to invest some or all of the assets of the Account in any other investment company chosen by New England Variable Life Insurance Company; (e) to remove a series in which the sub-account is invested or to substitute a different series; (f) to operate the Account as a management investment company and to charge investment advisory fees under the Investment Company Act of 1940 or in any other form permitted by law; and (g) to deregister the Account under the Investment Company Act of 1940 if registration is no longer required.

5.   The Fixed Account

The Fixed Account
The Fixed Account is part of the general account of the Company.

If you elect the Fixed Account, the first date on which money is applied to the Fixed Account for the Contract is the latest of:

 .    The Contract Date;

 .    The date the first purchase payment is received by the Company at its
     Administrative Office; and

 .    The effective date of the election of the Fixed Account.

Each future net purchase payment allocated to the Fixed Account will be applied as of the date it is received by the Company at its Administrative Office. Each transfer to the Fixed Account will be applied as of the date the transfer request is received by the Company at its Administrative Office. (See the Restriction of Payments and Transfers to the Fixed Account provision.)

For each transfer from the Fixed Account, the Contract's share of the Fixed Account will be reduced by the amounts

(plus the interest credited to the amounts) most recently applied to the Fixed Account.

For each surrender from the Fixed Account, the Contract's share of the Fixed Account will be reduced by the amounts (plus the interest credited to the amounts) in the same order in which they were applied to the Fixed Account.

Fixed Account Interest
The rate of interest for each amount applied to the Fixed Account will be the rate set by the Company in advance for the date the amount is applied to the Fixed Account. This rate will apply for 12 months. Thereafter, each year a new rate will apply to the amount plus the interest credited to the amount. The new rate will be the renewal rate set by the Company in advance for that date and will apply for 12 months. No rate will be less than the rate equivalent to an annual effective rate of 3%.

Interest will be credited to the Fixed Account on a daily basis.
Restriction of Payments and Transfers to the Fixed Account

The Company reserves the right to restrict payments and transfers to the Fixed Account for the Contract:

 .    If the effective annual rate of interest that would apply to the payment or transfer is 3%; or

 .    If the Contract's value in the Fixed Account equals or exceeds the
     Company's published maximum for Fixed Account investments.

For 180 days from the date of any transfer out of the Fixed Account: you cannot make any transfers to the Fixed Account; and the Company reserves the right to restrict payments to the Fixed Account for the Contract.

Transfers Out of the Fixed Account
Each contract year you can transfer a limited portion of the Contract's value in the Fixed Account to the sub-accounts, subject to the Company's published limits on the number and amount of transfers. (See Section 4.) Requests for transfers can be made in writing or by telephone. The Company is not responsible for the authenticity of transfer instructions received by telephone. Except with the consent of the Company, the transfer will be limited to the greater of: 25% of the Contract's value in the Fixed Account at the end of the first day of the contract year; and the amount transferred out of the Fixed Account in the prior contract year.

For 180 days from the date of any transfer out of the Fixed Account, you cannot make any transfers to the Fixed Account.

Election of the Fixed Account
You can elect to have future net purchase payments applied to the Fixed Account. You can change the election for future net purchase payments at any time by notice to the Company in writing. (See the Restriction of Payments and Transfers to the Fixed Account provision.)

Postponement of Surrenders, Partial Surrenders and Transfers From the Fixed Account
The Company can postpone for six months from the date of request: the payment of the portion of the Contract's Surrender Proceeds and partial surrender proceeds which is in the Fixed Account; and transfers from the Fixed Account. The effective date of the transfer is the date on which values are transferred from the Fixed Account.

6.  Contract Value

Contract Value
On or before the Maturity Date and while the Contract is in force other than under a Payment Option, the Contract Value is equal to: the number of Accumulation Units standing to the credit of the Contract multiplied by the applicable Accumulation Unit Value(s); plus the Contract's value in the Fixed Account.

The Contract Value is not increased by the cash value of any Rider, unless stated in the Rider.

The Contract's Value in the Fixed Account is equal to (a) plus (b) minus (c); where

 .    (a) is equal to the portion of the net purchase payments applied to the
     Fixed Account;
               PLUS

     the total of transfers into the Fixed Account for the Contract;

 .    (b) is equal to any interest credited for the Contract to the
     Fixed Account; and

 .    (c) is equal to the total of partial surrenders made from the Fixed Account for the Contract;
               PLUS

     the total of transfers out of the Fixed Account for the Contract;
               PLUS

     the total of any charges deducted for transfers and partial surrenders from the Fixed Account for the Contract.

Purchase Payments Allocated to the Account
Each net purchase payment allocated to the Account will be credited in the form of Accumulation Units to the sub-accounts you elect. The number of Accumulation Units credited to a sub-account will be equal to the portion of the net purchase payment credited to that sub-account divided by the Accumulation Unit Value for that sub-account for the applicable Valuation Period.

Accumulation Unit Value
An Accumulation Unit Value is determined for each sub-account of each Valuation Period. The Accumulation Unit Value of each sub-account for its first Valuation Period was set at $1.00 taking into account the performance history of the underlying investment company. Each Accumulation Unit Value for each later Valuation Period is equal to:

 .    The Net Investment Factor for that Valuation Period;
               TIMES

 .    The Accumulation Unit Value for the immediately preceding Valuation Period.

The Net Investment Factor depends on the investment performance of the sub-accounts elected and can be greater or less than one. Therefore, the Accumulation Unit Value can increase or decrease.

Net Investment Factor
The Net Investment Factor for each sub-account for each Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result; where:

 .    (a) is equal to the net asset value per share of the series held in the sub-account as of the end of that Valuation Period;
               PLUS
     the per share amount of all dividend and capital gains distributions made by the series held in the sub-account if the ex-dividend date occurs during that Valuation Period;
               PLUS or MINUS

     a per share charge or credit for any reserve for taxes which the Company determines to apply to the sub-account and to this Contract;

 .    (b) is equal to the net asset value per share of the series held in the sub-account for the immediately preceding Valuation Period;
               PLUS or MINUS

     a per share charge or credit for any reserve for taxes which the Company determines to apply to the sub-account and to this Contract; and

 .    (c) is equal to .0000369863 times the number of days in that Valuation
     Period.

The daily deduction of .0000369863 is equal to .0135 on an annual basis. The deduction of .0135 on an annual basis consists of: .007 for mortality risk assumptions; and .0055 for expense risk assumptions; and .001 for an administrative asset charge.

Valuation Periods and Valuation Dates
Values for a date depend on the time of day for which they are to be determined; they will be determined with respect to each sub-account as of the next occurring end of a Valuation Period. A Valuation Period for each sub-account is a period:

 .    Which starts on a Valuation Date at the time of day specified by the applicable series for determining the net asset value of its shares; and

 .    Which ends on the next succeeding Valuation Date at that time of day.

Each day the New York Stock Exchange is open for trading is a Valuation Date.

Annual Fees
The Company will charge an annual Administration Fee equal to the lesser of: 2% of the Contract Value; $30; and the Contract's value in the sub-accounts. The fee for a contract year will be charged on the first day of the next contract year unless:

 .    The Contract Value is at least $50,000 at the end of the contract year; or

 .    The total purchase payments made less surrenders taken in the contract year were at least $1,000 and the Contract Value at the end of the prior contract year was at least $25,000; or

 .    The Contract is in force under a Payment Option; or

 .    The Contract is being continued under Beneficiary Continuation.

If the Contract is surrendered or matures on a date which is not a contract anniversary, the charge will be the pro rata portion of the fee for the period beyond the most recent contract anniversary.

The fee will be charged against the sub-accounts proportionately. The portion of the fee charged to each sub-account will reduce the number of Accumulation Units standing to the credit of the Contract in that sub-account.

The fee will not be charged against the Fixed Account.

Surrender of the Contract
While the Contract is in force other than under a Payment Option, you can surrender the Contract at any time prior to the Maturity Date by notice to the Company in writing. Upon surrender, the Contract will terminate. The Surrender Proceeds will be equal to: the Contract Value as of the Surrender Date; less any Administration Fee; less any Contingent Deferred Sales Charge; and less any State Premium Tax Charge. The Surrender Date is the date on which the Company receives at its Administrative Office:

 .    Written request in proper form for surrender and payment in one sum; or

 .    Written request in proper form for surrender and payment under one of the
     Payment Options; or any later date that may be specified in the request. (See Payment of Benefits, Section 8.)

You can also make a partial surrender, but the consent of the Company will be required if: the remaining Contract

Value would be less than $1,000; or if the amount of partial surrender is less than the Company's published minimum. A partial surrender will reduce the Contract's share of the sub-accounts and the Fixed Account proportionately, unless you request otherwise. A partial surrender will reduce the Minimum Guaranteed Death Benefit (see Section 8) proportionately to the reduction in the Contract Value.

Contingent Deferred Sales Charges
A Contingent Deferred Sales Charge will apply to certain partial or full surrender transactions.

When one of these transactions occurs, the Company will determine if a Charge applies. If a Charge applies, the Charge will be calculated as if purchase payments were surrendered in the same order in which they were made. The Charge is equal to the sum of: each purchase payment to be considered surrendered in the calculation; times the appropriate percentage from the table in Section 1. The total purchase payments subject to a Charge in the future will not be decreased as a result of the surrender of the Free Surrender Amount (see below).

No Charge will be deducted in the event of:

 .    Maturity of the Contract; or

 .    Payment of the Death Proceeds; or

 .    Surrender 30 days or more from the Contract Date, if the proceeds are applied: for a period of at least 15 years to the Income for Specified Number of Years Option or to the Income Payment to Age 100 Option; or to the Life Income Option; or to the Life Income for Two Lives Option.

In each contract year, the Free Surrender Amount will be exempt from any Contingent Deferred Sales Charge. The Free Surrender Amount is equal to the greater of: 10% of the Contract Value on the first day of the contract year; and the excess of the Contract Value over purchase payments subject to the Contingent Deferred Sales Charge on the date of surrender.

In no event will the total Charges exceed 8% of the first $50,000 of purchase payments made under the Contract plus 6.5% of purchase payments in excess of $50,000 made under the Contract.

State Premium Tax Charge
A State Premium Tax Charge, as required by law, will be deducted from: proceeds applied to a Payment Option; Death Proceeds; and partial and full surrenders. The charge will equal the proceeds times the appropriate state premium tax rates. The Company reserves the right to deduct state premium taxes from purchase payments. (See the Net Purchase Payment provision of Section 3.)

7.  Owner, Beneficiary and Contingent Annuitant

Owner
The Owner of the Contract is named in the Application (see copy attached); but, with the consent of the Company the Owner can be changed. The new Owner will succeed to all rights of the Owner, including the right to make a further change of Owner. Joint Owners can be named. In this Contract "you" means the Owner, whether an Owner is a person, a partnership, a corporation, a fiduciary or any other legal entity. At the death of an Owner, Death Proceeds will be paid unless the Contract is continued under the Continuation provision.

If an Owner is not a person, the Annuitant will be treated as the Owner for the purposes of the Death Proceeds provision. (See Section 8.)

Beneficiary
The Death Proceeds will be paid to the Beneficiary if an Owner dies before the Maturity Date, unless the Contract is in force under a Payment Option or is continued under the Continuation provision. The Beneficiary is named in the Application (see copy attached); but, the Beneficiary can be changed before the Death Proceeds become payable. The Beneficiary has no rights in the Contract until the death of an Owner. A person must be living when the Death Proceeds become payable to qualify as Beneficiary. If none survives and the Contract had joint Owners, the proceeds will be paid to the surviving Owner; otherwise, the proceeds will be paid to the estate of the Owner. The Beneficiary can also be a corporation, a partnership, a fiduciary, or any other legal entity.

Change of Owner or Beneficiary
A change of Owner or Beneficiary must be in written form satisfactory to the Company, and must be dated and signed by the Owner making the change. The change will be subject to all payments made and actions taken by the Company under the

Contract before the signed change form is received by the Company at its Administrative Office.

Assignments
An absolute assignment of the Contract by the Owner is a change of Owner and Beneficiary to the assignee; but upon an absolute assignment after the Annuitant's death, the Contingent Annuitant must be an Owner of the Contract. A collateral assignment of the Contract by the Owner is not a change of Owner or Beneficiary; but their rights will be subject to the terms of the assignment. Assignments will be subject to all payments made and actions taken by the Company before a signed copy of the assignment form is received by the Company at its Administrative Office. The Company will not be responsible for determining whether or not an assignment is valid.

Designation of Owner and Beneficiary
A numbered sequence can be used to name successive Beneficiaries. Co-Beneficiaries will receive equal shares unless otherwise stated. Joint Owners have equal rights under the Contract.

In naming Owners or Beneficiaries, unless otherwise stated:

 .    "Child" includes an adopted or posthumous child;

 .    "Provision for issue" means that if a Beneficiary is not living when Death
     Proceeds are paid, the share of that Beneficiary will be taken by his or her living issue by right of representation; and

 .    A family relation such as "wife", "husband", or "child" means the relation to the Annuitant

At the time for payment of benefits the Company can rely on an affidavit of any Owner or other responsible person to determine family relations or members of a class.

Contingent Annuitant
A Contingent Annuitant must be named in the Application: if the Annuitant is not an Owner of the Contract; and if an Owner is a person. The Contingent Annuitant must be an Owner of the Contract. The Contingent Annuitant cannot be changed after the death of the Annuitant.

Death of Annuitant
If the Owner is a person and if the Annuitant dies before the Contract is in force under a Payment Option, the Contract will continue for the benefit of the Contingent

Annuitant. The Maturity Date will then be the contract anniversary on which the older Owner will be the maximum maturity age allowed by the Company.

If the Owner is not a person, the Annuitant will be treated as Owner for the purposes of the Death Proceeds provision. (See Section 8.)

8.  Payment of Benefits

Maturity Date
The Maturity Date is shown in Section 1.

Maturity Proceeds
The Maturity Proceeds will be equal to: the Contract Value on the Maturity Date; less any Administration Fee; and less any State Premium Tax Charge (see Section
6).

If the annuitant that is to receive monthly income benefits under the Contract is living on the Maturity Date, the Company will apply the Maturity Proceeds to the Payment Option shown in Section 1, with that individual as Payee.

Before the Maturity Date you can elect in writing that on the Maturity Date the Maturity Proceeds will instead be:

 .    Paid in one sum; or

 .    Applied to any other Payment Option.

Death Proceeds
If an Owner is not a person, the Annuitant will be treated as the Owner for the purposes of the Death Proceeds provision.

If an Owner dies before the Maturity Date, the Company will pay a death benefit to the Beneficiary, unless the Contract is in force under a Payment Option or is continued under the Continuation provision. The Death Proceeds will equal the greater of:

 .    The Contract Value as of the Death Valuation Date; and
 .    The Minimum Guaranteed Death Benefit.

On the date the first purchase payment for the Contract is received, the Minimum Guaranteed Death Benefit is equal to the purchase payment. Thereafter, the Minimum Guaranteed Death Benefit will be: increased by any purchase payment made; and decreased by the percentage of any Contract Value surrendered.

Also, on the seventh anniversary and every seventh year anniversary thereafter, except as noted below, the Minimum Guaranteed Death Benefit will be recalculated. On each of these days the Minimum Guaranteed Death Benefit is equal to the greater of: the Minimum Guaranteed Death Benefit before the recalculation; and the Contract Value on the date of recalculation. If the Owner is not a person, the Minimum Guaranteed Death Benefit will be recalculated until the Annuitant is age 76. If the Contract is jointly owned, and both Owners are living, the Minimum Guaranteed Death Benefit will be recalculated until an Owner is age 71. Otherwise, it will be recalculated until the Owner is age 76.

The Death Valuation Date is the later of:

 .    The date on which the Company receives at its Administrative Office proof of death of that Owner; and

 .    The date on which the Company receives at its Administrative Office election of continuation of the contract or of payment in one sum or under a Payment Option; provided that if no election has been received by the end of the 90th day after the date proof of death was received, the Company will deem the following to have been elected on the 90th day: Spousal Continuation, if the surviving spouse qualifies for this right; or otherwise, Beneficiary Continuation, if the Beneficiary qualifies for this right; or otherwise, payment in one sum.

The Death Proceeds will be paid in one sum unless: all or part of the proceeds is applied to a Payment Option: or the Contract is continued under the Continuation provision. The obligations of the Company are subject to all payments made and actions taken by the Company before receipt by the Company at its Administrative Office of proof of the death.

Death Proceeds cannot be applied to the Variable Life Income for Two Lives Option or to the Variable Income Payment to Age 100 Option.

Upon payment of Death Proceeds, the Contract will terminate.

Death of Owner on or After the Maturity Date
If the Owner dies on or after the Maturity Date and before the entire interest has been distributed to the Annuitant, then the entire remaining interest must be distributed at least as quickly as under the method of distribution being used on the date of death of the Owner.

Continuation
The Company offers two types of Continuation rights: Spousal Continuation; and Beneficiary Continuation.

The Company must receive written notice of the election of one of these continuation rights by the end of the 90th day after it received proof of death. If the surviving spouse qualifies for Spousal Continuation and has not elected a method of payment for the Death Proceeds by the end of the 90 day period, election of Spousal Continuation will be deemed to have been elected on the 90th day. If a Beneficiary who does not qualify for Spousal Continuation but does qualify for Beneficiary Continuation, has not elected a method of payment for the Death Proceeds by the end of the 90 day period: election of Beneficiary Continuation will be deemed to have been elected on the 90th day; and the Contract will be continued for that Beneficiary; and the continued Contract will have a Maturity Date equal to the fifth anniversary of the Owner's death.

Spousal Continuation
The Contract can be continued under Spousal Continuation if the surviving spouse is less than the maximum maturity age allowed by the Company and if:

     (a)  There are two joint owners and they are married to each other; and

One of the joint owners dies before the Contract is in force under a Payment Option; and

Both joint owners were the only named primary Beneficiaries on the date of death; or

     (b)  The Owner is a person; and

The Owner dies; and

The Owner's spouse is the only named primary Beneficiary on the Owner's date of death.

If the Contract is continued under Spousal Continuation: the Death Proceeds will not be paid; the surviving spouse will be the Owner; the surviving spouse will be the Annuitant, if the deceased Owner had been the Annuitant; and the surviving spouse will be the Contingent Annuitant, if the deceased Owner had been the Contingent Annuitant. The Maturity Date will then be the contract anniversary on which the surviving spouse (or Annuitant if older) will be the maximum maturity age allowed by the Company. No Contingent Deferred Sales Charge will apply to the Contract if: the Maturity Date is changed as a result of the election of Spousal Continuation; and a purchase payment was made less than seven years from the new Maturity Date.

Beneficiary Continuation
When Death Proceeds become payable. The Beneficiary can elect: a one sum payment of the Death Proceeds; or the continuance of the Contract with a Maturity Date equal to the fifth anniversary of the Owner's death (see below); or a Payment Option. Payments under the Payment Option: must be payable for the life of the Beneficiary or for a term which is not longer than the life expectancy of the Beneficiary; and must start within one year after the death of the Owner.

The Contract can be continued under Beneficiary Continuation by a Beneficiary whose share of the Death Proceeds is at least equal to the Company's published minimum for this right.

If the Contract is continued under Beneficiary Continuation: the Death Proceeds will not be paid to any Beneficiary continuing his/her share of the Proceeds; the Death Proceeds continued in the Contact will be allocated in the same proportion as the Contract Value was allocated to the sub-accounts and Fixed Account on the Death Valuation Date: each Beneficiary will have the right to make transfers and partial and full surrenders of his/her share of the Contract; the Maturity Date will be the fifth anniversary of the Owner's death and cannot be changed; no purchase payments can be made; no Contingent Deferred Sales Charge will apply to the Contract; no Annual Fee will be deducted; and the Death Benefit during the period of continuation for each Beneficiary will be equal to the Beneficiary's share of the Contract Value on his/her Death Valuation Date. The Death Valuation Date is the date on which the Company receives at its Administrative Office proof of death of the Beneficiary. The Death Benefit payable at the Beneficiary's death will be paid in a one sum payment.

On the Maturity Date each living Beneficiary will receive his/her share of the Contract Value in a one sum payment and the Contract will terminate.

During the continuation period the Beneficiary can elect: to receive his/her share of the Contract in a one sum payment; or to apply his/her share of the Contract to a Payment

Option. Payments under the Payment Option: must be payable for the life of the Beneficiary or for a term which is not longer than the life expectancy of the Beneficiary; and must start within one year after the death of the Owner.

Suspension of Payments
The Company can suspend payment of any amounts due under the Contract when permitted under applicable Federal laws, rules and regulations.

Election of Payment Options; Option Date
The election of a Payment Option and the naming of the Payee must be in written form satisfactory to the Company. You can make or change or revoke the election before the Death Proceeds become payable or the Maturity Date, whichever occurs first. The Option Date is the effective date of the Payment Option, as stated in the form on which you made your choice.

Payee
A Payee is a person, a corporation, a partnership, a fiduciary or any other legal entity entitled to receive payment in one sum or under a Payment Option.

Election By Payees
Any proceeds payable upon surrender or maturity of the Contract can be applied to any Payment Option at the election of the Payee. Any Death Proceeds can be applied to a Variable Income for Specified Number of Years or Variable Life Income Payment Option at the election of the Payee. Further, subject to the consent of the Company, any Payee who is entitled to receive proceeds in one sum at the death of a prior Payee, or upon withdrawal of the proceeds, can elect to apply the proceeds to a Payment Option.

Rights of Payees
A Payee under the Variable Income for a Specified Number of Years and the Variable Income Payment to Age 100 Payment Options has the right to change to the Variable Life Income Payment Option.

A Payee under the Variable Income for a Specified Number of Years and the Variable Income Payment to Age 100 Payment Options has the right to withdraw the commuted value of payments certain. See the third paragraph of the Contingent Deferred Sales Charge provision in Section 6. If the Charge was waived when the Surrender Proceeds were applied to the Payment Option, the commuted value will be reduced by a portion of the Charge that was waived. The amount deducted from the commuted value will equal: (a) the Charge that was waived: TIMES (b) the number of whole months remaining from the date of the commutation until the date when the Charge would be zero; DIVIDED BY the number of whole months that were remaining when the Surrender Proceeds were applied to the Payment Option until the date when the Charge would be zero.

The Payee under the Variable Life Income or the Variable Life Income for Two Lives Payment Options can withdraw the commuted value of the payments certain. See the third paragraph of the Contingent Deferred Sales Charge provision. If the Charge was waived when the Surrender Proceeds were applied to the Payment Option, the commuted value will be reduced by a portion of the Charge that was waived. The amount deducted from the commuted value will equal: (a) the Charge that was waived; TIMES (b) the number of whole months remaining from the date of the commutation until the date when the Charge would be zero; DIVIDED BY the number of whole months that were remaining when the Surrender Proceeds were applied to the Payment Option until the date when the Charge would be zero.

No Payee can assign or withdraw the commuted value of payments under any Fixed Payment Option.

Payments in One Sum
Amounts payable in one sum will be payable:

 .    As of the Surrender Date in case of surrender;

 .    As of the Death Valuation Date in case of the payment of Death Proceeds;

 .    As of the Maturity Date in case of maturity;

 .    As of the date the request is received by the Company at its Administrative
     Office in case of request for withdrawal of amounts under Payment Options;
     or

 .    As of the date proof of death of the Payee is received by the Company at its Administrative Office in case of an amount to be paid in one sum at the death of the Payee.

An amount payable in one sum from the Account will be paid within 7 days of the date it is payable, subject to the Suspension of Payments provision.

Limitations
If installments under an Option would be less than the Company's published minimum, proceeds can be applied to a Payment Option only with the consent of the Company.

Variable Life Income Options
Variable Life Income Options are based on the age of the Payee on the Payee's birthday nearest the Option Date and on the Assumed Interest Rate selected. The Company will require proof of age. The Life Income Payments will be based on rates not less than the rates shown in the Variable Life Income Tables (Section
10).

Amount of Variable Monthly Payments
The amount of the first monthly payment under a Variable Payment Option is equal to:

 .    The number of thousands of dollars of proceeds applied to the Option;
               TIMES

 .    The monthly payment rate per $1,000 for the Option.

The amount of each later monthly payment is equal to the number of Annuity Units times the applicable Annuity Unit Values for the most recent Valuation Period which ended at least 14 days prior to the date the payment is due.

Annuity Units; Annuity Unit Values
The number of Annuity Units credited under a Variable Payment Option is equal to the amount of the first monthly payment divided by the applicable Annuity Unit Value(s) as of the Option Date. The number of Annuity Units remains constant; except that: (a) the number is adjusted to reflect different Annuity Unit Values upon transfer of an interest of the Contract in a sub-account to another sub-account; and (b) the number decreases by one-third at the death of the first Payee under the Joint and 2/3 to Survivor Variable Life Income Option.

The Annuity Unit Values depend on the Assumed Interest Rate and on the Net Investment Factor. An Annuity Unit Value is determined for each sub-account for each Valuation Period. The Annuity Unit Value of each sub-account for its first Valuation Period was set at $1.00 taking into account the performance history of the underlying investment company. Each Annuity Unit Value for each later Valuation Period is equal to:

 .    The Annuity Unit Value for the immediately preceding Valuation Period;
                TIMES

 .    The Net Investment Factor for that Valuation Period;
                TIMES

 .    The daily Assumed Interest Factor for each day in that Valuation Period.

The Net investment Factor depends on the investment performance of the series held in the sub-accounts elected. The Net Investment Factor multiplied by the Assumed Interest Factor can be greater or less than one. Therefore, the Annuity Unit Values can increase or decrease.

Choice of an Assumed Interest Rate
The amount of each monthly payment under a Variable Payment Option depends on an Assumed Interest Rate. In the election of any of these Options, the effective annual Assumed Interest Rate chosen can be:

 .    0%; or
 .    3 1/2%; or
 .    5%, if allowed by applicable law or regulation.

If no choice is made, an effective annual interest rate of 3 1/2% will be used as the Assumed Interest Rate. The rates shown in Sections 9 and 10 for the Options are based on the 3 1/2% rate. The daily Assumed Interest Factor derived from an effective annual Assumed Interest Rate of 3 1/2% is 0.9999058.

Correction of Benefits if Age Incorrect
If the age of the Payee under a Life Income Option has not been correctly stated, the benefits will be corrected to the amounts which the proceeds would have provided for the correct age. Any amount by which the payments by the Company have been too large or too small, with interest at an effective annual interest rate of 6% per year compounded yearly, will be:

 .    Charged against the next payment or payments if the payments have been too large; or

 .    Added to the next payment if the payments have been too small.

Death of Payee
Amounts to be paid after the death of a Payee under a Payment Option will be paid as due to the successor Payee. If there is no successor Payee, amounts to be paid in one sum, or the commuted value of any unpaid payments certain, will be paid in one sum to the estate of the last Payee to die.

Commutation Rate for Variable Payment Options
The interest rate used to compute the commuted value of any unpaid payments certain will be the Assumed Interest Rate. Each payment under a Variable Payment Option will be assumed to be equal to the number of Annuity Units times the applicable Annuity Unit Value.

See the third paragraph of the Contingent Deferred Sales Charge provision in
Section 6. If the Charge was waived when the Surrender Proceeds were applied to the Payment Option, the commuted value will be reduced by a portion of the Charge that was waived. The amount deducted from the commuted value will equal:
(a) the Charge that was waived; TIMES (b) the number of whole months remaining from the date of the commutation until the date when the Charge would be zero; DIVIDED BY the number of whole months that were remaining when the Surrender Proceeds were applied to the Payment Option until the date when the Charge would be zero.

9.  Payment Options

Fixed Payment Options
All or any part of the contract proceeds can be applied to Fixed Payment Options, subject to Section 8, to provide payments which do not depend on the investment performance of the Account. The proceeds to be applied to Fixed Payment Options will be transferred to the general account of the Company. The Fixed Payment Option rates will not be less than rates based on an effective annual interest rate of 3% per year; and on mortality: using a 50/50 male/female weighting; based on the Individual Annuitant Mortality Table for 1983; and with projection on Scale G to the year 2000 and then on Scale B Modified to the year 2035.

Variable Payment Options
All or part of any contract proceeds can be applied to any one of the following Variable Payment Options, subject to Section 8, Payment of Benefits.

Variable Income for Specified Number of Years
The Company will make variable monthly payments. Payments will start on the Option Date and will continue for the number of years chosen. The number of years chosen cannot be more than 30.

Variable Life Income
The Company will make variable monthly payments. Payments will start on the Option Date and will continue:

 .    During the life of the Payee, with no payment after the death of the Payee, called "Variable Life Income, No Refund"; or

 .    During the life of the Payee, but for at least 10 years, called "Variable
     Life Income, 10 Years Certain"; or

 .    During the life of the Payee, but for at least 20 years, called "Variable
     Life Income, 20 Years Certain".

Variable Life Income for Two Lives
The Company will make variable monthly payments. Payments will start on the Option Date and will continue:

 .    While either of two Payees is living, called "Joint and Survivor Variable
     Life Income"; or

 .    While either of two Payees is living, but for at least 10 years, called
     "Joint and Survivor Variable Life Income, 10 Years Certain"; or

 .    While two Payees are living, and after the death of one Payee while the other Payee is living, two-thirds of the monthly amount that would be payable if both Payees were living, called "Joint and 2/3 to Survivor Variable Life Income".

Variable Income Payment to Age 100
The Company will make variable monthly payments. Payments will start on the Option Date and will continue for a whole number of years. The number of years chosen must equal 100 minus the Payee's age on the Option Date.

10.  Variable Payment Option Tables

Variable Life Income Tables
Guaranteed first monthly payments per $1,000 of proceeds applied to the Variable Life Income Options are shown below.


----------------------------------------------------------
Variable Life Income

----------------------------------------------------------
Age of      No              10               20
Payee       Refund          Years            Years
                            Certain          Certain
----------------------------------------------------------
55          $4.36           $4.34            $4.25
56           4.43            4.40             4.31
57           4.51            4.48             4.37
58           4.59            4.55             4.43
59           4.67            4.63             4.49
60           4.77            4.72             4.55
61           4.86            4.81             4.62
62           4.97            4.91             4.68
63           5.08            5.01             4.75
64           5.20            5.12             4.82
65           5.32            5.23             4.89
66           5.46            5.35             4.96
67           5.60            5.47             5.02
68           5.76            5.60             5.09
69           5.93            5.74             5.15
70           6.10            5.89             5.22
71           6.30            6.04             5.27
72           6.50            6.19             5.33
73           6.72            6.36             5.38
74           6.96            6.52             5.43
75           7.21            6.69             5.48



----------------------------------------------------------------------
Variable Life Income for Two Lives

----------------------------------------------------------------------

Age of One        Age of Other Payee
Payee
                    55         60         65         70         75
                           Joint and Survivor
    55            $3.92      $4.04      $4.13      $4.21      $4.27
    60             4.04       4.20       4.35       4.48       4.59
    65             4.13       4.35       4.58       4.79       4.97
    70             4.21       4.48       4.79       5.10       5.39
    75             4.27       4.59       4.97       5.39       5.83
    80             4.30       4.66       5.10       5.63       6.24

                      Joint and survivor, 10 Years Certain

    55            $3.92      $4.04      $4.13      $4.21      $4.26
    60             4.04       4.20       4.35       4.48       4.58
    65             4.13       4.35       4.58       4.78       4.95
    70             4.21       4.48       4.78       5.09       5.36
    75             4.26       4.58       4.95       5.36       5.77
    80             4.30       4.64       5.08       5.58       6.13

                           Joint and 2/3 to Survivor

    55            $4.20      $4.37      $4.55      $4.76      $4.98
    60             4.37       4.56       4.78       5.03       5.29
    65             4.55       4.78       5.05       5.35       5.68
    70             4.76       5.03       5.35       5.73       6.15
    75             4.98       5.29       5.68       6.15       6.68
    80             5.21       5.57       6.02       6.59       7.26

Payments for other ages will be quoted by the Company on request.

The Variable Life Income rates shown above are based on an effective annual Assumed Interest Rate of 3 1/2% per year; and on mortality: using a 50/50 male/female weighting; based on the Individual Annuitant Mortality Table for 1983; and with projection on Scale G to the year 2000 and then on Scale B Modified to the year 2035.

Variable Income Tables
Guaranteed first monthly payments per $1,000 of proceeds applied to the Variable Income Options are shown below.

-----------------------------------------------------------------------------
Variable Income for specified Number of Years

-----------------------------------------------------------------------------
  Years        Payment       Years        Payment       Years        Payment

-----------------------------------------------------------------------------
    1          $84.65          11          $9.09          21          $5.56
    2           43.05          12           8.46          22           5.39
    3           29.19          13           7.94          23           5.24
    4           22.27          14           7.49          24           5.09
    5           18.12          15           7.10          25           4.96
    6           15.35          16           6.76          26           4.84
    7           13.38          17           6.47          27           4.73
    8           11.90          18           6.20          28           4.63
    9           10.75          19           5.97          29           4.53
   10            9.83          20           5.75          30           4.45

Guaranteed first monthly payments per $1,000 of proceeds applied to the Variable Income Options are based on an effective annual Assumed Interest Rate of 3 1/2%.

----------------------------------------------------------------------
Variable Income Payment to Age 100

----------------------------------------------------------------------
Years          Payment        Years       Payment       Years        Payment

1              $84.65          15          $7.10          28          $4.63
2               43.05          16           6.76          29           4.53
3               29.19          17           6.47          30           4.45
4               22.27          18           6.20          31           4.37
5               18.12          19           5.97          32           4.29
6               15.35          20           5.75          33           4.22
7               13.38          21           5.56          34           4.15
8               11.90          22           5.39          35           4.09
9               10.75          23           5.24          36           4.03
10               9.83          24           5.09          37           3.98
11               9.09          25           4.96          38           3.92
12               8.46          26           4.84          39           3.88
13               7.94          27           4.73          40           3.83
14               7.49

Payments for other periods will be quoted by the Company on request.

------------------------------------------------------------
Amendments and Endorsements (To be made only by the Company)

New England Variable Life
Insurance Company
Administrative Office
501 Boylston Street
Boston, Massachusetts 02117

Flexible Purchase
Payment Deferred
Variable
Annuity Contract

 .    Monthly income is payable starting on the Maturity Date.

 .    The Death Proceeds are payable if an Owner dies before the Maturity Date, unless the Contract is in force under a Payment Option or is continued under the Continuation provision. (See Death Proceeds provision in Section 8.)

 .    Purchase payments can be paid to the Company before the Maturity Date, before Death Proceeds are paid, and before full surrender, subject to the Amount and Frequency provision in Section 3.

 .    Purchase payments can be increased or decreased from time to time, subject to the Amount and Frequency provision in Section 3.